EXHIBIT 10.22

ALLERGAN

2009

MANAGEMENT BONUS PLAN

PURPOSE OF THE PLAN

The Allergan, Inc. 2009 Management Bonus Plan (the “Plan”) is designed to reward eligible management-level employees for their contributions to providing Allergan’s stockholders increased value for their investment through the successful accomplishment of specific financial objectives and individual performance objectives.

PLAN YEAR

The Plan year runs from January 1, 2009 through December 31, 2009.

ELIGIBILITY

All regular full-time and part-time employees of Allergan, Inc. and its subsidiaries (the “Company”) scheduled to work 20 or more hours per week in salary grades 7E and above who are not covered by any other bonus or sales incentive plan, unless otherwise provided in a written agreement between the Company and a Plan participant, are eligible to participate in the Plan. Notwithstanding anything in this Plan to the contrary, any individual who (a) performs services for the Company and is classified or paid as an independent contractor (regardless of his or her classification for federal tax or other legal purposes) by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person (e.g. a leasing organization) shall not be eligible to participate in the Plan. In addition, in order to be eligible to receive a bonus, participants must be employed by the Company on or before June 30, 2009 and must be actively employed by the Company on the date bonuses are paid. Participants who resign or are terminated for reasons other than those noted below will receive no bonus.

Bonuses, if any, for participants who become eligible after the beginning of the plan year, retire (“normal retirement” is defined as termination of employment after the Plan participant has attained age 55, provided that such participant has been employed by the Company for a minimum of 5 years), become disabled, die or transfer into a position covered by another incentive plan will be prorated, except in cases of normal retirement and termination (a) by mutual agreement, (b) during counseling review, (c) after counseling review or (d) for serious misconduct. In such cases, participants will receive no bonus. Bonuses, if any, for participants who are laid-off will be prorated provided the participant was eligible for at least six months of the Plan year. All proration will be based on the number of months of participation in the Plan during the Plan year.

PERFORMANCE OBJECTIVES

Bonuses for Plan participants are based on both corporate performance and individual performance in relation to pre-established objectives, as follows:

CORPORATE OBJECTIVES

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Earnings Per Share (“EPS”)—EPS is defined as adjusted net earnings from continuing operations as measured by Wall Street divided by the weighted average number of common and common equivalent shares on a diluted basis.

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Revenue Growth in Local Currency—Net sales stated in constant local currency compared to the prior year. Specifically defined as the percentage change in annual net sales in constant local currency from the previous fiscal year end to the current fiscal year end (“Revenue Growth”). The purpose of net sales stated in constant local currency is to remove any impact on net sales growth from changes in currency exchange rates from year to year.

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Research and Development (“R&D”) Reinvestment Rate—R&D expense as a percentage of revenue. Specifically defined as the total annual R&D expense as a percentage of annual net sales as of the current fiscal year end.

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Operating Income—Operating Income compared to budget may be considered for allocation of bonus pools by Business Unit/Function. Operating Income is defined as Net Sales minus Cost of Goods minus Selling and General Administrative expenses minus Research & Development minus allocated corporate interest where applicable.

INDIVIDUAL OBJECTIVES

Management Bonus Objectives (“MBOs”) are prepared by each participant and his or her supervisor at the beginning of the Plan year and may be modified throughout the year as necessary. Objectives should reflect major results and accomplishments to be achieved in order to meet short and long-term business goals that contribute to increased stockholder value. MBOs are expressed as specific, quantifiable measures of performance in relation to key operating decisions for the participant’s business unit, such as managing inventory levels, receivables, expenses, payables, increasing sales, eliminating unnecessary capital expenditures, etc.

At the end of the Plan year, the supervisor evaluates the participant’s performance in relation to his or her objectives in order to determine the size of the bonus award, if any. A more detailed description of how the award is calculated is provided under “Individual Bonus Award Calculation.”

BONUS POOL CALCULATION

The components of this calculation for bonus pool funding are: (1) EPS, (2) Revenue Growth and (3) R&D Reinvestment Rate.

Bonus pool funding–Bonuses are funded when the Company achieves a threshold level of target EPS performance. The level of bonus funding is determined by EPS performance, Revenue Growth and R&D Reinvestment Rate as outlined in the table below.

¿	Earnings Per Share, Revenue Growth and R&D Reinvestment Rate

2009 EPS RANGE %	2009 EPS RANGE	BONUS % OF TARGET	REVENUE GROWTH	BONUS % OF TARGET	R&D REINVEST. RATE	BONUS % OF TARGET	TOTAL BONUS % OF TARGET
-5.5%	-$0.150	0.0%					0.0%
-2.9%	-$0.080	50.0%	-0.2%	0.0%	15.55%	0.0%	50.0%
-2.5%	-$0.070	62.5%	0.8%	2.0%	15.80%	2.0%	66.5%
-1.6%	-$0.045	75.0%	1.8%	4.0%	16.05%	4.0%	83.0%
-1.3%	-$0.035	80.0%	2.8%	6.0%	16.30%	6.0%	92.0%
-0.7%	-$0.020	85.0%	3.8%	8.0%	16.55%	8.0%	101.0%
	Target	90.0%	4.8%	10.0%	16.80%	10.0%	110.0%
1.1%	$0.030	95.0%	5.8%	13.8%	17.05%	13.8%	122.5%
2.2%	$0.060	100.0%	6.8%	17.5%	17.30%	17.5%	135.0%
2.9%	$0.080	105.0%	7.8%	21.3%	17.55%	21.3%	147.5%
3.6%	$0.100	110.0%	8.8%	25.0%	17.80%	25.0%	160.0%

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Revenue Growth and R&D Reinvestment Rate bonus funding may not exceed target unless EPS performance is equal to or greater than target. If actual results fall between the performance levels shown above, bonuses will be prorated accordingly. For sake of clarity, if the Company’s performance exceeds any of the targets for Revenue Growth and/or R&D Reinvestment Rate, but EPS does not exceed the threshold level of target EPS performance, no bonus will be payable.

BONUS POOL DIFFERENTIATION BY BUSINESS UNIT/FUNCTION

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Operating Income—The target bonus pool determined by EPS, Revenue Growth and R&D Reinvestment Rate performance may be modified for each business unit/function based on Operating Income results vs. budget. That is, a business unit that exceeds budget may receive a greater share of the total Company pool than a business unit that is below budget.

At the end of the year, the Company’s Chief Executive Officer may recommend adjustments to the bonus funding levels to the Organization and Compensation Committee (the “Committee”) after consideration of key operating results. When calculating corporate performance for purposes of this Plan, the Committee has the discretion to include or exclude any or all of the following items:

•	extraordinary, unusual or non-recurring items;

•	effects of accounting changes;

•	effects of financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	spending for acquisitions;

•	effects of divestitures; and

•	amortization of acquired intangible assets.

INDIVIDUAL BONUS AWARD CALCULATION

Target bonus awards are expressed as a percentage of the participant’s year-end annualized base salary. The target percentages vary by salary grade (see Attachment No. 1).

A participant’s actual bonus award may vary above or below the targeted level based on the supervisor’s evaluation of his or her performance in relation to the predetermined MBOs. Except as may otherwise be approved by the Committee, each participant’s actual bonus award may be modified down to 0% or up to 150% of his or her target bonus amount. However, the total of all bonus awards given within each business unit must total no more than 100% of the total bonus pool dollars allocated to that business unit.

METHOD OF PAYMENT

Except as may otherwise be approved by the Committee, for grade 8 Directors and above, bonuses are paid in cash up to a maximum bonus pool equal to 100% of participants’ bonus targets and performance over such pool is paid in restricted stock or restricted stock units with cliff vesting two years from the award effective date. Any payment in the form of stock will be issued under the 2008 Incentive Award Plan. Upon a recipient’s normal retirement eligibility date (defined as the date on which the recipient has (i) attained age 55 and (ii) been employed by the

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Company for a minimum of 5 years) all of the restrictions imposed on the recipient’s restricted stock shall lapse. For grade 7 participants, all bonuses are paid in cash. Bonus awards are paid following the close of the Plan year after the review and authorization of bonuses by the Committee. Bonuses will be paid within 30 days following management communication of the award, through the participant’s normal payroll channel. In the event of a Change in Control (as defined in Attachment No. 2), bonuses will be paid within 30 days of the effective date of the Change in Control.

CHANGE IN CONTROL

If a Change in Control occurs after the close of the Plan year and Company performance supports bonus pool funding, participants will be paid a bonus based on performance in relation to the EPS, Revenue Growth and R&D Reinvestment Rate targets.

If the Change in Control occurs during the Plan year, participants will be paid a bonus prorated to the effective date of the Change in Control and EPS, Revenue Growth and R&D Reinvestment Rate performance will be deemed to be the greater of:

•	100% of the EPS, Revenue Growth and R&D Reinvestment Rate targets; or

•	the prorated actual year-to-date performance.

In either case, a participant’s actual bonus may vary above or below the targeted level according to the provisions outlined in “Individual Bonus Award Calculation” above. Participants must be employed by the Company or its successor on the effective date of the Change in Control in order to receive the prorated payment, unless their employment is terminated for retirement, death, disability, or otherwise without cause. For purposes of this plan, “cause” shall be limited to only three types of events: the willful refusal to comply with a lawful, written instruction of the Board so long as the instruction is consistent with the scope and responsibilities of the participant’s position prior to the Change in Control; dishonesty which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or conviction of any felony involving an act of moral turpitude.

GENERAL

Management reserves the right to define corporate performance and individual performance and to review, alter, amend, or terminate the Plan at any time subject to approval of the Committee. This Plan does not constitute a contract of employment and cannot be relied upon as such. Any questions regarding this Plan should be directed to the Human Resources department or the Vice President, Global Compensation and Benefits. This Management Bonus Plan document supersedes any previous document you may have received.

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ATTACHMENT NO. 1

ALLERGAN

2009 MANAGEMENT BONUS PLAN

TARGET AWARDS

Salary Grade	US Target Bonus	Intl Target Bonus

7E	12%	15%

8E	17%	20%

9E	23%	25%

10E	25%	30%

11E	35%	35%

12E	35%	40%

13E	40%	45%

14E	50%

15E	65%

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ATTACHMENT NO. 2

CHANGE IN CONTROL DEFINITION

“Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), who becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act or any successor rule (a “Beneficial Owner”), directly or indirectly, of securities of Allergan, Inc., a Delaware corporation (“Allergan”) representing (i) 20% or more of the combined voting power of Allergan’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of Allergan’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board; or

(b) Individuals who, as of the date hereof, constitute the Board of Directors of Allergan (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Allergan’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Allergan) shall be considered as though such person were a member of the Incumbent Board of Allergan; or

(c) The consummation of a merger, consolidation or reorganization involving Allergan, other than one which satisfies both of the following conditions:

(1) a merger, consolidation or reorganization which would result in the voting securities of Allergan outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of Allergan or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in Allergan’s voting securities immediately before such merger, consolidation or reorganization, and

(2) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner directly or indirectly, of securities of Allergan representing 20% or more of the combined voting power of Allergan’s then outstanding voting securities; or

(d) The stockholders of Allergan approve a plan of complete liquidation of Allergan or an agreement for the sale or other disposition by Allergan of all or substantially all of Allergan’s assets.

Notwithstanding the preceding provisions, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of Allergan’s then outstanding voting securities solely in connection with a public offering of Allergan’s securities, (2) Allergan or any subsidiary of Allergan or (3) an employee stock ownership plan or other employee benefit plan maintained by Allergan (or any of its affiliated companies) that is qualified under the provisions of the Internal Revenue Code of 1986, as amended. In addition, notwithstanding the preceding provisions, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by Allergan which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the grant or issuance of securities pursuant to an award (e.g., stock option grant, restricted stock award, restricted stock unit award) granted by the Company, or through a stock dividend or stock split), then a Change in Control shall occur.

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